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                                                                    EXHIBIT 99.1


ANTIGENICS ANNOUNCES PROPOSED $50 MILLION CONVERTIBLE PREFERRED STOCK OFFERING

     NEW YORK, July 13 /PRNewswire/ -- Antigenics Inc. (Nasdaq: AGEN) announced today that it proposes to offer a new issue of $50 million (excluding proceeds of the over-allotment option) of convertible preferred stock represented by depositary shares. The Company intends to use the proceeds from the offering for working capital and other corporate purposes.

     The securities have not been registered under the United States Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities. Any offers of the securities will be made by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.